Exhibit 10.1

Execution Version

August 1, 2023

Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019
(212) 380-7500

CorpAcq Holdings Ltd
1 Goose Grn
Altrincham WA14 1DW
United Kingdom

Re:      Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Churchill Capital Corp VII, a Delaware corporation (“CCVII”), Polaris Pubco Plc, a public limited company incorporated under the laws of England and Wales (the “Company”), NorthSky Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales (“CorpAcq Holdco”) and the shareholders of CorpAcq Holdco party thereto (the “Sellers”), and hereby amends and restates in its entirety that certain letter, dated February 11, 2021, from Churchill Sponsor VII LLC (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of CCVII’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”) to CCVII (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 15. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As promptly as practicable following the date hereof, the Company shall cause an exempted company limited by shares incorporated under the laws of Bermuda (“BermudaCo”) to execute a joinder to this Agreement pursuant to Section 9.07 of the Merger Agreement. References herein to “BermudaCo” shall be deemed made only once BermudaCo executes such a joinder.

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Sponsor Agreement, and intending to be legally bound, Sponsor and each of the Insiders hereby severally (and not jointly and severally) agree with CCVII and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1.            Support of Transaction.

(a)            The Sponsor and each Insider hereby agrees with CCVII:

(i)            that, at any duly called meeting of the stockholders of CCVII (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of CCVII requested by CCVII’s board of directors or undertaken as contemplated by the Transactions, the Sponsor and each such Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her shares of CCVII Common Stock to be counted as present thereat for purposes of establishing a quorum, and shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its, his or her shares of CCVII Common Stock (1) in favor of the approval and adoption of the Merger Agreement and approval of the Transactions and all other CCVII Stockholder Matters (and any actions required in furtherance thereof) and (2) against any (v) action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of CCVII contained in the Merger Agreement, (w) any proposal in opposition of approval of the Merger Agreement or in competition or inconsistent with the Merger Agreement or the Transactions, (x) any arrangement, merger, amalgamation, consolidation, combination, sale of substantial assets, reorganization, recapitalization, liquidation, dissolution or other change in CCVII’s corporate structure or business, (y) any other action or proposal involving CCVII or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions or (z) any change in the present dividend policy, capitalization, business, management or board of directors of CCVII or any amendment of the Certificate of Incorporation, including any change to the voting rights of any class of capital stock of CCVII, in each case except (A) as contemplated by clause (2) above or (B) to the extent expressly contemplated by the Merger Agreement;

(ii)            not to redeem, elect to redeem or tender or submit any shares of CCVII Common Stock owned by it, him or her for redemption, including in connection with stockholder approval of the Transactions or in connection with any vote to amend the Certificate of Incorporation; and

(iii)            not to commit or agree to take any action inconsistent with any of the foregoing.

The obligations of the Sponsor and the Insiders specified in this paragraph 1(a) shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by CCVII’s board of directors.

(b)            During the Interim Period, the Sponsor and each Insider:

(i)            shall (1) take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger, the other Transactions and the matters contemplated by the Merger Agreement and this Sponsor Agreement on the terms and subject to the conditions set forth therein and (2) be bound by and comply with Sections 9.04 (Exclusivity) and 9.06 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Person were a signatory to the Merger Agreement with respect to such provisions.

(ii)            agrees not to enter into, modify or amend any Contract between or among the Sponsor, any Insider, anyone related by blood, marriage or adoption to any Insider or any Affiliate of any such Person (other than CCVII or any of its Subsidiaries), on the one hand, and CCVII or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (1) any party’s ability to perform or satisfy any obligation under this Sponsor Agreement or (2) the Company’s, BermudaCo’s, CCVII’s or Merger Sub’s ability to perform or satisfy any of its obligations under the Merger Agreement.

2.            Redemption; Trust Account Matters.

(a)            The Sponsor and each Insider hereby agrees with CCVII that in the event that CCVII fails to consummate a Business Combination by the Completion Window (as defined in the Certificate of Incorporation), the Sponsor and each Insider shall take all reasonable steps to cause CCVII to:

(i)            cease all operations except for the purpose of winding up;

(ii)            as promptly as reasonably possible but not more than ten (10) Business Days thereafter subject to lawfully available funds therefor, redeem 100% of the CCVII Class A Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of amounts withdrawn to fund CCVII’s working capital requirements, subject to an annual limit of $1,000,000, and/or to pay CCVII’s taxes (“Permitted Withdrawals”) and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and

(iii)            as promptly as reasonably possible following such redemption, subject to the approval of CCVII’s remaining stockholders and CCVII’s board of directors, dissolve and liquidate, subject in each case to CCVII’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law.

(b)            The Sponsor and each Insider agrees to not propose any amendment to the Certificate of Incorporation that would modify the substance or timing of CCVII’s obligation to redeem 100% of the Offering Shares if CCVII does not complete a Business Combination within the required time period set forth in the Certificate of Incorporation or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless CCVII provides its Public Stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of Permitted Withdrawals), divided by the number of then outstanding Offering Shares.

(c)            The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of CCVII as a result of any liquidation of CCVII with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any shares of CCVII Common Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by CCVII to purchase shares of CCVII Common Stock (although the Sponsor, the Insiders and their respective Affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares they hold if CCVII fails to consummate a Business Combination by the Completion Window or in connection with a stockholder vote to approve an amendment to the Certificate of Incorporation to modify the substance or timing of CCVII’s obligation to redeem 100% of the Offering Shares if CCVII does not complete a Business Combination within the time period set forth in the Completion Window or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity).

3.            Indemnification. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor or any Insider) agrees to indemnify and hold harmless CCVII against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which CCVII may become subject as a result of any claim by (a) any third party for services rendered or products sold to CCVII or (b) any prospective target business with which CCVII has entered into a letter of intent, confidentiality or other similar agreement for a Business Combination (a “Target”); provided, however, that such indemnification of CCVII by the Sponsor (x) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share or (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets less Permitted Withdrawals, (y) shall not apply to any claims by a third party (including a Target) that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under CCVII’s indemnity of Citigroup Global Markets Inc. (the “Representative”) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to CCVII if, within fifteen (15) days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies CCVII in writing that it shall undertake such defense. For the avoidance of doubt, none of CCVII’s officers or directors will indemnify CCVII for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

4.            Founder Equity Retirement, Founder Share Contribution, Special Voting Share Subscription.

(a)            Immediately following the CorpAcq Sale, and in connection and substantially concurrently with the Closing, immediately prior to the Founder Share Contribution and Special Voting Share Subscription, and subject to the terms and conditions of this Sponsor Agreement, Sponsor shall forfeit to CCVII for no consideration (i) the Retirement Founder Shares and (ii) 18,600,000 Private Placement Warrants (such aggregate Founder Shares and Private Placement Warrants to be forfeited in clauses (i) and (ii) collectively, the “Closing Retiring Securities”), upon which the Closing Retiring Securities shall be retired, canceled and no longer outstanding (such forfeiture, retirement and cancelation, the “Founder Equity Retirement”).

(b)            In connection and substantially concurrently with the Closing, immediately following the Founder Equity Retirement and subject to the terms and conditions of this Sponsor Agreement:

(i)            Sponsor will transfer and contribute its remaining Founder Shares to BermudaCo, and in exchange therefor, BermudaCo will (A) issue to Sponsor a number of BermudaCo Redeemable Shares equal to the number of Founder Shares attributable to the Delivered Capital Amount other than the Estimated Delayed Financing Amount, which, together with an equal number of Special Voting Shares (collectively, an “Exchangeable Unit”), shall entitle the holder thereof to cause BermudaCo to redeem such BermudaCo Redeemable Shares in exchange for, at the option of BermudaCo, cash or Exchanged Shares pursuant to the BermudaCo Limited Company Agreement and the Back to Back Share Issuance Agreement (such right, the “Exchange Right”, and such contribution and exchange, the “Founder Share Contribution”) and (B) create additional authorized share capital (or an agreed upon similar construct) which shall be pre-approved for issue upon final determination of the Adjustment Statement which is equivalent to or otherwise issue, in either case pursuant to terms to be mutually agreed by Sponsor and the Company, the number of BermudaCo Redeemable Shares equal to the number of Founder Shares attributable to the Estimated Delayed Financing Amount and, to the extent issued as of the Founder Share Contribution, such rights attaching to those issued BermudaCo Redeemable Shares shall not be exercisable until determination of the Adjustment Statement; and

(ii)            Concurrently with the Founder Share Contribution, Sponsor will subscribe for, and the Company will issue to Sponsor, a number of Special Voting Shares of the Company equal in number to the number of BermudaCo Redeemable Shares issued both to Sponsor pursuant to paragraph 4(b)(i)(A) and issued or to be issued pursuant to paragraph 4(b)(i)(B), at an aggregate subscription price to be determined by CorpAcq Holdco and CCVII (such amount the “Special Voting Share Subscription Amount” and such subscription, the “Special Voting Share Subscription”), registered in the name of Sponsor (or its designees), against (and concurrently with) the payment of the Special Voting Share Subscription Amount to be paid, by wire transfer of same day funds to such account or accounts (as the Company shall designate in writing not less than two (2) Business Days prior to the Closing); provided, that, the number of Special Voting Shares associated with the Founder Shares attributable to the Estimated Delayed Financing Amount shall either be issued or otherwise sufficient authorised share capital shall be pre-approved for issue upon final determination of the Adjustment Statement, pursuant to terms to be mutually agreed by Sponsor and the Company (such shares, together with the BermudaCo Redeemable Shares issued or otherwise to be issued, the “Restricted Exchangeable Units”). While the Company and BermudaCo hold the Restricted Exchangeable Units pursuant to this paragraph 4 pending final determination of the Adjustment Statement, such units shall be deemed to be owned by the Sponsor.

(c)            In the event the condition set forth in Section 10.03(c) of the Merger Agreement (the “Minimum Cash Condition”) would not be satisfied as of the date that the Closing would otherwise occur, then the Sponsor agrees to purchase, cause the purchase (through one or more of its affiliates or third parties designated by it) or raise, on the Closing Date securities (equity, debt or otherwise) of the Company for an aggregate purchase price equal to the amount necessary to satisfy the Minimum Cash Condition as of the Closing Date (such subscription, the “Additional Subscription”), provided, that (i) the Additional Subscription shall in all cases be a maximum of $50,000,000 in the aggregate; (ii) the rights and preferences of the securities purchased pursuant to the Additional Subscription, and the other terms of the Additional Subscription, shall be as mutually agreed by the Sponsor and the Company; and (iii) the obligation of Sponsor to consummate the Additional Subscription under this paragraph 4(c) shall be subject to (x) the satisfaction of the Minimum Cash Condition as of the Closing Date (taking into account the Additional Subscription), (y)  the substantially concurrent consummation of the Closing and (z) the Sponsor and the Company mutually agreeable terms of the securities. For the avoidance of doubt, the Additional Subscription, to the extent funded pursuant to the terms hereof, shall be deemed to be included in the “Available Cash Amount” as of the Closing Date. The obligation of the Sponsor under this paragraph 4(c) will terminate automatically and immediately upon the valid termination of the Merger Agreement pursuant to its terms. For the purposes of this paragraph 4(c), “Sponsor” shall, as applicable, refer to the Sponsor or any affiliate or third party designated by the Sponsor that actually funds the Additional Subscription.

(d)            The conditions of the Sponsor to consummate, or cause to be consummated, the Founder Share Contribution, Special Voting Share Subscription Agreement and the Additional Subscription are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Sponsor:

(i)            Each of the representations and warranties of the Company and BermudaCo contained in paragraph 11, shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, (1) has not had, and would not reasonably be expected to have, a material adverse impact on the Company or BermudaCo, or prevent or (2) has not, and would not reasonably be expected to, materially delay or impair the ability of the Company or BermudaCo to perform its obligations under this Sponsor Agreement or to consummate the Transactions.

(ii)            The covenants and agreements of the Company and BermudaCo in this Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(iii)            The Valuation Report being obtained in respect of the issue of shares in the Company in consideration for the cancellation of Private Placement Warrants and/or Public Warrants.

(e)            Immediately following the Founder Share Contribution and Special Voting Share Subscription, at the Effective Time, by virtue of the Merger and pursuant to the Merger Agreement:

(i)            Each of the Founder Shares will be owned by BermudaCo and will be converted into and become one validly issued, fully paid and nonassessable share of Class B Common Stock of the Surviving Corporation in accordance with Section 3.02 of the Merger Agreement; and

(ii)            Each Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into either one Company Class C-2 Share in accordance with Section 3.03(a) of the Merger Agreement or one Company Private Placement Warrant in accordance with Section 3.03(b) of the Merger Agreement, as applicable.

5.            Delivered Capital Amount Post-Closing Adjustment

(a)            On or prior to the date that is forty days following the Closing Date, the Company and the Sponsor shall agree on a statement setting forth (i) the final calculation of the Delayed Financing Amount as of the Financing Calculation Date and, utilizing such number, the final calculations of the Delivered Capital Amount and the Delivered Capital Adjustment Amount and (ii) the total number of Retirement Founder Shares and the Specified Sponsor Retained Share Amount calculated on the basis of the final amounts provided for in clause (i) (such statement, the “Adjustment Statement”, and the number of Retirement Founder Shares set forth therein, the “Final Retirement Founder Shares”).

(b)            Promptly following the finalization of the Adjustment Statement, (i) if the number of the Final Retirement Founder Shares is greater than the number of Retirement Founder Shares calculated at Closing (the “Excess Shares”), then (A) the Sponsor shall forfeit to BermudaCo and the Company the component parts of the Restricted Exchangeable Units attributable to such Excess Shares to the extent already issued or, if not issued, they shall not be issued and (ii) if, to the extent not forfeited pursuant to paragraph 5(b)(i)(A), any Exchangeable Units continue to either be held in escrow by BermudaCo and the Company, or held by the Sponsor as Restricted Exchangeable Units, then such Restricted Exchangeable Units shall be released to the Sponsor, in each case, free of all restrictions provided in paragraph 4(b).

(c)            It is understood and agreed that it is the intention of the Parties that the total securities released to the Sponsor pursuant to this paragraph 5, when combined with the securities released to the Sponsor on the Closing Date, are intended to be equal to the securities that would have been released to the Sponsor on the Closing Date if the total value of the CCVII Facilitated Financing Amount was known at the Closing.

6.            Vesting Provisions.

(a)            As of the Closing, the Vesting Shares shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in paragraph 6(b). The Sponsor shall not (and will cause its Affiliates not to) Transfer any unvested Vesting Shares prior to the later of (x) the expiration of the Founder Shares Lock-Up Period and (y) the date such Vesting Shares become vested pursuant to paragraph 6(b). Certificates or book entries representing the Vesting Shares shall bear a legend referencing that they are unvested and subject to forfeiture pursuant to the provisions of this Sponsor Agreement.

(b)            Vesting Schedule. The Vesting Shares shall vest as follows:

(i)            The Base Vesting Shares shall vest at such time as a Stock Price Level equal to $11.50 is achieved on or before the date that is five (5) years after the Closing Date the (“Base Vesting Period”).

(ii)            The Earn-Out Vesting Shares shall vest at such time as a Stock Price Level equal to $15.00 is achieved on or before the date that is five (5) years after the Closing Date (the “Earn-Out Vesting Period” and together with the Base Vesting Period, the “Vesting Periods”).

Vesting Shares that do not vest in accordance with this paragraph 6(b) on or before the date that is five (5) years after the Closing Date will be forfeited immediately following the expiration of the applicable Vesting Period for no consideration and immediately cancelled.

(c)            Acceleration of Vesting upon a Sale. In the event of a Sale prior to the expiration of any Vesting Period, the vesting of unvested Vesting Shares that were not previously forfeited pursuant to paragraph 6(b) shall be accelerated or the unvested Vesting Shares will be forfeited, as follows:

(i)            With respect to the unvested Vesting Shares that were not previously forfeited and are eligible to vest pursuant to paragraph 6(b)(i), (1) such Vesting Shares will fully vest as of immediately prior to the closing of such Sale only if the per share price of the Company Ordinary Shares (or Exchangeable Units) paid or implied in such Sale equals or exceeds the Base Vesting Price and (2) no portion of such Vesting Shares will vest in connection with such Sale if the per share price of the Company Ordinary Shares (or Exchangeable Units) paid or implied in such Sale is less than the Base Vesting Price.

(ii)            With respect to the unvested Vesting Shares that were not previously forfeited and are eligible to vest pursuant to paragraph 6(b)(ii), (1) such Vesting Shares will fully vest as of immediately prior to the closing of such Sale only if the per share price of the Company Ordinary Shares (or Exchangeable Units) paid or implied in such Sale equals or exceeds $15.00 and (2) no portion of such Vesting Shares will vest in connection with such Sale if the per share price of the Company Ordinary Shares (or Exchangeable Units) paid or implied in such Sale is less than $15.00.

(iii)            For purposes of this paragraph 6(c)(iii), “Sale” means following the Closing Date, (1) a purchase, sale, exchange, business combination or other transaction (including a merger or consolidation of the Company with or into any other corporation or other entity) in which the equity securities of the Company, its successor or the surviving entity of such business combination or other transaction are not registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or listed or quoted for trading on a national securities exchange, (2) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets to a third party that is not an Affiliate of the Sponsor (or a group of third parties that are not Affiliates of the Sponsor) or (3) the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of the Company’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of the Company (it being understood for the purposes of this clause (3), a bona fide equity financing shall not be considered a “Sale”). Notwithstanding the foregoing, a Sale shall not include any such transaction effected by the issuance of equity securities by the Company, other than a negotiated issuance (or series of issuances) to an independent third party with the intent of affecting a change in control of the Company. For the avoidance of doubt, following a transaction or business combination that is not a “Sale” hereunder, including a transaction or business combination in which the equity securities of the surviving entity of such business combination or other transaction are registered under the Exchange Act and listed or quoted for trading on a national securities exchange, the equitable adjustment provisions of paragraph 14 shall apply, including to performance vesting criteria.

(d)            References in paragraph 5 or this paragraph 6 to Restricted Exchangeable Units or Vesting Shares being “forfeited” shall mean, in respect of Special Voting Shares that constitute such “forfeited” Restricted Exchangeable Units or Vesting Shares, the automatic conversion thereof into non-voting, valueless, deferred shares or otherwise redeemed for nominal consideration, at the Company’s option.

(e)            Tax Reporting. For all Tax purposes, the Parties agree that the intended tax treatment of the Vesting of the Vesting Shares is a nontaxable event to the holder of the Vesting Shares (the “Intended Tax Treatment”). The parties and their respective affiliates, as applicable, shall (i) file or cause to be filed all tax returns in a matter consistent with the Intended Tax Treatment and (ii) not take any position for tax purposes that is inconsistent with the Intended Tax Treatment, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended, or any similar or corresponding provision of state, local or non-U.S. law.

(f)            Dividends

(i)            Holders of any Base Vesting Shares subject to the vesting provisions of this paragraph 6 shall be entitled to vote any such shares, and shall be entitled to receive dividends and other distributions with respect to such shares prior to vesting; provided, that any dividends and other distributions with respect to unvested Base Vesting Shares shall be set aside and shall only be paid to such holders upon the vesting of such Base Vesting Shares (if at all). For the avoidance of doubt, if any Base Vesting Shares are subsequently forfeited pursuant to paragraph 6(b), such dividends and other distributions that were set aside on the portion of such forfeited Base Vesting Shares, if any, shall revert and become the property of the applicable distributor of any such dividends and other distributions.

(ii)            Holders of any Earn-out Vesting Shares subject to the vesting provisions of this paragraph 6 shall be entitled to vote any such shares prior to vesting, but hereby agree to forfeit to the Company (or any other distributing entity) any dividends and other distributions with respect to such shares prior to vesting.

(g)            For the avoidance of doubt, it is acknowledged and agreed that (i) any Founder Shares, Exchangeable Units (or Exchanged Shares issued or issuable upon exercise of the Exchange Right) that are not included within the definition of “Vesting Shares” shall not be subject to the provisions of paragraph 6 and (ii) any Company Class C-1 Shares, Company Class C-2 Shares or Company Warrants or Company Ordinary Shares issued or issuable upon the exercise thereof shall not be subject to the provisions of paragraph 6.

7.            Lock-Up.

(a)            In the event that the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement), the Sponsor and each Insider agrees that it, he or she shall not Transfer (i) any Founder Shares (or shares of CCVII Class A Common Stock issuable upon conversion thereof) until the earlier of (A) one (1) year after the closing of a Business Combination or (B) subsequent to the closing of such Business Combination, (x) if the closing price of the CCVII Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of such Business Combination or (y) the date on which CCVII completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of CCVII’s stockholders having the right to exchange their shares of CCVII Common Stock for cash, securities or other property (the “Founder Shares Lock-Up Period”) and (ii) any Private Placement Warrants (or shares of CCVII Common Stock issued or issuable upon the exercise of the Private Placement Warrants) until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”).

(b)            In the event that the Closing does occur, the Sponsor and each Insider agrees that it, he or she shall not Transfer (it being understood and agreed that Vesting Shares will additionally be subject to restrictions on Transfer pursuant to paragraph 6(a)):

(i)            50% of its, his or her (1) Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Rights related thereto) received pursuant to paragraph 4(b) or (2) Company Warrants or Company Class C Shares (or Company Ordinary Shares issuable upon the exercise thereof) received pursuant to the Merger Agreement, until the twelve-month anniversary of the Closing Date.

(ii)            the remaining 50% of its, his or her (1) Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Rights related thereto) received pursuant to paragraph 4(b) or (2) Company Warrants or Company Class C Shares (or Company Ordinary Shares issuable upon the exercise thereof) received pursuant to the Merger Agreement, until the 18-month anniversary of the Closing Date (clauses (i) and (ii), together with the Founder Shares Lock-Up Period and the Private Placement Warrants Lock-Up Period, the “Lock-Up Period”).

(c)            Notwithstanding the provisions set forth in paragraphs 7(a) and 7(b), but subject to the provisions set forth in paragraph 6(b), during the period commencing on the date hereof and ending on the earlier of (x) the expiration of the Lock-up Periods and (y) the date of any valid termination of the Merger Agreement, the following Transfers of Founder Shares or Private Placement Warrants (or shares of CCVII Class A Common Stock issuable upon conversion or exercise thereof), Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Right), Company Warrants or Company Class C Shares (or Company Ordinary Shares issuable upon the exercise thereof), that are held by the Sponsor or any of its permitted transferees (that have complied with this paragraph 7(c)), are permitted: (i) to CCVII’s officers or directors, any affiliates or family members of any of CCVII’s officers or directors, any members of the Sponsor or such members’ respective members, any Insider or Sponsor or any affiliates thereof; (ii) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) transfers in the event of CCVII’s liquidation prior to the completion of a Business Combination; (vii) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (viii) in the event of CCVII’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of CCVII’s public stockholders having the right to exchange their shares of CCVII Common Stock for cash, securities or other property, subsequent to the completion of a Business Combination; (ix) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (viii) above; (x) following the Closing, as may be permitted by the board of Directors of the Company in its sole discretion to satisfy the tax obligations or liabilities of any stockholders of CCVII Common Stock who are subject to any Lock-Up Period; provided, however, that in the case of clauses (i) through (v) and (ix), each such permitted transferee must sign a joinder hereto confirming such permitted transferee’s agreement with CCVII to be bound by the transfer restrictions herein and the other restrictions contained in this Sponsor Agreement (including provisions relating to voting, the Trust Account and liquidating distributions); and provided further that nothing in this agreement shall restrict the Sponsor or any of its permitted transferees from (a) accepting a general takeover offer for the Company’s shares (or voting in favor of a scheme of arrangement to effect a takeover offer for the Company’s shares) or (b) agreeing to accept a general takeover offer for the Company’s shares (or to vote in favor of a scheme of arrangement to effect a takeover offer for the Company’s shares) either before or after its announcement.

8.            Waiver of Conversion Ratio Adjustment.

(a)            (i) Section 4.3(b)(i) of the Certificate of Incorporation provides that each Founder Share shall automatically convert into one share of CCVII Common Stock (the “Initial Conversion Ratio”) at the time of the Business Combination, and (ii) Section 4.3(b)(ii) of the Certificate of Incorporation provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of CCVII Common Stock are issued in excess of the amounts offered in CCVII’s initial public offering of securities such that the Sponsor and the Insiders, along with any other holders of Founder Shares, shall continue to own 25% of the issued and outstanding shares of CCVII Common Stock after giving effect to such issuance.

(b)            As of and conditioned upon the Closing, the Sponsor and each Insider hereby irrevocably and unconditionally relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Certificate of Incorporation to receive shares of CCVII Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion the existing Founder Shares held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment, and, as a result, the Founder Shares shall convert into shares of CCVII Class A Common Stock (or such equivalent security) at Closing on a one-for-one basis.

9.            CCVII Liabilities. Except as disclosed on Schedule 6.08 (Brokers’ Fees) of the CCVII Schedules, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of CCVII, shall receive from CCVII any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of a Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the Business Combination and each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations in respect thereof shall be due and owing by CCVII or the Company or any of its Subsidiaries from and after the Closing: (i) repayment of the Extension Promissory Note; (ii) payment to an affiliate of the Sponsor for office space and related support services for a total of $50,000 per month; (iii) reimbursements for any reasonable out-of-pocket expenses relating to identifying, investigating and consummating a Business Combination; (iv) repayment of loans, if any, and on such terms as to be determined by CCVII from time to time, made by the Sponsor or certain of CCVII’s officers and directors to finance transaction costs in connection with an intended Business Combination, provided, that, if CCVII does not consummate a Business Combination, a portion of the working capital held outside the Trust Account may be used by CCVII to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment.

10.            Representations and Warranties of Sponsor and Insiders. Each of the Sponsor and the Insiders hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to CCVII, the Company and BermudaCo as follows:

(a)            Such Person: (i) has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked; (ii) is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; (iii) has never been convicted of, or pleaded guilty to, any crime (1) involving fraud, (2) relating to any financial transaction or handling of funds of another person, or (3) pertaining to any dealings in any securities and the Insider is not currently a defendant in any such criminal proceeding;

(b)            (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder and, as applicable, to serve as an officer and/or a director on the board of directors of CCVII; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors and (vii) such Person has not entered into any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder;

(c)            Except as otherwise described in this Sponsor Agreement, such Person has the direct or indirect interest in all of its, his or her CCVII Common Stock, Founder Shares and Private Placement Warrants, which are held through the Sponsor, the Sponsor has good title to all such Founder Shares and Private Placement Warrants and any CCVII Common Stock held by the Sponsor, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act)) affecting any such securities, other than pursuant to (i) this Sponsor Agreement, (ii) the Certificate of Incorporation, (iii) the Merger Agreement, or (iv) any applicable securities laws;

(d)            The Founder Shares and Private Placement Warrants listed on Annex A are the only equity securities in CCVII (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of CCVII) owned of record or beneficially by such Person as of the date hereof and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares and Private Placement Warrants and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement.

11.            Representations and Warranties of the Company and BermudaCo. Each of the Company and BermudaCo hereby represents and warrants (severally and not jointly as to itself only) to the Sponsor and each Insider as follows:

(a)            Such Person has been duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable). The copies of the organizational documents of such Person, as in effect on the date hereof and made available pursuant to the Merger Agreement (i) are true, correct and complete and (ii) are in full force and effect, and such Person is not in violation of any of the provisions of its organizational documents. All material returns, resolutions and other documents required by the 2006 Act and other legislation to be delivered to the Registrar of Companies in respect of the Company have been duly and properly prepared and delivered. Such Person was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Sponsor Agreement and any Transaction Agreement to which it is a party, as applicable, and the other Transactions and such Transaction Agreements, as applicable.

(b)            Such Person has the requisite corporate power and authority to execute and deliver this Sponsor Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in paragraph 11(d)) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Sponsor Agreement and such other Transaction Agreements and the consummation of the Transactions have been duly authorized by the board of directors or equivalent governing body of the such Person and the Company has delivered the Merger Sub Stockholder Approval, and no other corporate proceeding on the part of such Person is necessary to authorize this Sponsor Agreement or such Transaction Agreements, except the Valuation Report. This Sponsor Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by such Person and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Sponsor Agreement constitutes, and each other Transaction Agreement will constitute, a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(c)            Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in paragraph 11(d), the execution, delivery and performance of this Sponsor Agreement and each other Transaction Agreement to which such Person is party by such Person and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of or default under, the certificate of incorporation, bylaws or other organizational documents of such Person, (b) violate any provision of, or result in the breach of or default by such Person under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any material contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of such Person, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, (x) in the case of clauses (b), (c), (d), (e) and (f) above, for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to, individually or in the aggregate, have a material adverse impact on the Company or BermudaCo, or prevent or materially delay or impair the ability of the Company or BermudaCo to perform its obligations under this Sponsor Agreement or to consummate the Transactions.

(d)            No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any CorpAcq Party with respect to such CorpAcq Party’s execution, delivery and performance of this Sponsor Agreement and the consummation of the Transactions, except for (a) applicable requirements of any applicable Antitrust Laws or applicable Foreign Investment Laws, (b) FCA Approval and (c) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to, individually or in the aggregate, have a material adverse impact on the Company or BermudaCo, or prevent or materially delay or impair the ability of the Company or BermudaCo to perform its obligations under this Sponsor Agreement or to consummate the Transactions.

(e)            Except for fees described on Schedule 5.23 of the CorpAcq Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company or BermudaCo.

12.            Termination. This Sponsor Agreement shall terminate on the earlier of (a) the latest of (i) the expiration of each applicable Lock-Up Period and (ii) the vesting in full and delivery of all Vesting Shares, and (b) the liquidation of CCVII; provided, however, that paragraph 3 shall survive such liquidation for a period of six (6) years; provided, further, that no such termination shall relieve the Sponsor, any Insider or CCVII from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination.

13.            Specific Performance. The Sponsor and each Insider hereby agrees and acknowledges that: (a) the Representative, CCVII and, prior to any valid termination of the Merger Agreement, the Company and BermudaCo would be irreparably injured in the event of a breach by such Sponsor or an Insider of any of its, his or her obligations under paragraphs 1, 2, 3, 4, 6, 7 or 8, as applicable, of this Sponsor Agreement (with respect to the Representative, only such provisions as were contained in the Prior Letter Agreement) (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

14.            Equitable Adjustments. If, and as often as, there are any changes in CCVII, the CCVII Common Stock, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to CCVII, CCVII’s successor or the surviving entity of such transaction, the CCVII Common Stock, the Founder Shares or the Private Placement Warrants, each as so changed. For the avoidance of doubt, such equitable adjustment shall be made to the performance criteria set forth in paragraph 6.

15.            Certain Definitions. As used herein, the following terms shall have the respective meanings set forth below:

(a)            “Additional Cash Amount” means an amount equal to (a) the Cash and Cash Equivalents held in the Trust Account immediately following the CCVII Stockholder Redemption, minus (b) the Paid-in Cash Amount.

(b)            “Base Vesting Shares” shall mean a number of Exchangeable Units equal to (i) 50% multiplied by (ii) (1) the Exchangeable Units to be received by the Sponsor for its Founder Shares pursuant to paragraph 4(b) (including, for the avoidance of doubt, any Restricted Exchangeable Units received by the Sponsor pursuant to paragraph 5) minus (2) the number of Earn-Out Vesting Shares.

(c)            “BermudaCo Redeemable Shares” means the ordinary shares of BermudaCo redeemable on the terms and conditions set forth in the BermudaCo Limited Company Agreement.

(d)            “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses.

(e)            “CCVII Common Stock” shall mean, collectively, the Founder Shares and the CCVII Class A Common Stock.

(f)            “CCVII Class A Common Stock” shall mean Class A common stock, par value $0.0001 per share of CCVII.

(g)            “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of CCVII, as may be in effect from time to time.

(h)            “Deducted Additional Cash Amount” means an amount equal to the lesser of (i) the Preliminary Delivered Capital Amount minus $592,000,000, and (ii) the Additional Cash Amount.

(i)            “Delivered Capital Amount” shall mean (i) if the Preliminary Delivered Capital Amount is less than or equal to $592,000,000, an amount equal to the Preliminary Delivered Capital Amount, and (ii) if the Preliminary Delivered Capital Amount is greater than $592,000,000 an amount equal to the Preliminary Delivered Capital Amount minus the Deducted Additional Cash Amount, in each case, as adjusted pursuant to paragraph 5; provided, however, that the “Delivered Capital Amount” shall not be greater than $850,000,000 nor less than an amount equal to the Available Cash Amount minus Transaction Expenses.

(j)            “Delivered Capital Adjustment Amount” shall mean, an amount equal to (i) 12.5% multiplied by (ii) (1) the Delivered Capital Amount, minus (2) $592,000,000. For the avoidance of doubt, the Delivered Capital Adjustment Amount may be a negative number.

(k)            “Earn-Out Vesting Shares” shall mean 4,697,750 Exchangeable Units.

(l)            “Exchanged Shares” shall mean Company Ordinary Shares to be exchanged for an Exchangeable Unit pursuant to the BermudaCo Limited Company Agreement and the Back to Back Share Issuance Agreement.

(m)            “Financing Calculation Date” has the meaning ascribed to such term in the Merger Agreement.

(n)            “Founder Shares” shall mean Class B common stock, par value $0.0001 per share of CCVII.

(o)            “Paid-in Cash Amount” means an amount equal to the Outstanding CCVII Class A Shares multiplied by ten (10).

(p)            “Preliminary Delivered Capital Amount” equals (i) all available Cash and Cash Equivalents of CCVII and its Subsidiaries, including all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the CCVII Stockholder Redemption) plus (ii) the CCVII Facilitated Financing Amount, if any, including, for the avoidance of doubt and to the extent applicable, the Estimated Delayed Financing Amount.

(q)            “Private Placement Warrants” shall mean the warrants to purchase up to 32,600,000 shares of CCVII Common Stock owned by the Sponsor as of the date hereof.

(r)            “Public Offering” shall mean the underwritten initial public offering of 138,000,000 of CCVII’s units (the “Units”), each comprised of one share of CCVII Common Stock and one-fifth of one CCVII Warrant.

(s)            “Public Stockholders” shall mean the holders of securities issued in the Public Offering.

(t)            “Restricted Exchangeable Units” shall have the meaning set forth in Section 4(b)(ii).

(u)            “Retirement Founder Shares” shall mean a number of Founder Shares equal to (a) 15,000,000 shares, and (b) (i) if the Delivered Capital Adjustment Amount is a negative number, plus a number of shares (rounded down to the nearest whole share) equal to (1) the absolute value of the Delivered Capital Adjustment Amount, divided by (2) $10.00 or (ii) if the Delivered Capital Adjustment Amount is a positive number, minus a number of shares (rounded down to the nearest whole share) equal to (1) the absolute value of the Delivered Capital Adjustment Amount, divided by (2) $10.00 (such amount referred to in this clause (ii), the “Specified Sponsor Retained Share Amount”).

(v)            “Special Voting Shares” means the special voting shares of the Company, nominal value $0.000001 per share, as provided for in the Company Amended Articles.

(w)            “Stock Price Level” shall be considered achieved only when the closing price per share of Company Ordinary Shares on the New York Stock Exchange, or such other securities exchange where the Company Ordinary Shares are primarily listed or quoted, equals or exceeds the applicable threshold for 5 trading days within any 180-consecutive trading day period.

(x)            “Transfer” shall mean the, direct or indirect, voluntary or involuntary, (i) transfer, sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, loan, grant of any option to purchase, distribution or otherwise dispose of, or agreement to do any of the foregoing, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii) above.

(y)            “Trust Account” shall mean the trust fund into which the net proceeds of the sale of the Units in the Public Offering and the private placement were deposited.

(z)            “Valuation Report” shall mean the valuation report required pursuant to section 593 of the Companies Act 2006.

(aa)      “Vesting Shares” shall mean (i) the Base Vesting Shares plus (ii) the Earn-Out Vesting Shares.

16.            Miscellaneous.

(a)            This Sponsor Agreement and the other agreements referenced herein (including the Merger Agreement) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto, the Company and BermudaCo, it being acknowledged and agreed that the Company or BermudaCo’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

(b)            Except as otherwise provided herein, no party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties and the Company and BermudaCo (except that, following any valid termination of the Merger Agreement, no consent from the Company or BermudaCo shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on CCVII, the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

(c)            Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of CCVII, the Sponsor and the Insiders (and, prior to any valid termination of the Merger Agreement, the Company and BermudaCo) and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything to the contrary herein, upon the valid termination of the Merger Agreement, each of the Company and BermudaCo shall no longer be a party to this Sponsor Agreement and shall have no right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof; provided, however, that (i) no such termination of the Merger Agreement shall relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination, including insofar as the Company or BermudaCo may have one or more claims against any other party hereto in respect of any such breaches and (ii) this Section 16 shall survive the termination of this Sponsor Agreement solely to the extent relating to any such claim by the Company or BermudaCo.

(d)            This Sponsor Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(e)            This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(f)            This Sponsor Agreement, and all claims or causes of action (each, an “Action”) based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g)            Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or email transmission to the receiving party’s address or email address set forth above or on the receiving party’s signature page hereto; provided that any such notice, consent or request to be given to CCVII, the Company or BermudaCo at any time prior to the valid termination of the Merger Agreement shall be given in accordance with the terms of Section 12.02 (Notices) of the Merger Agreement.

(h)            Construction.

(i)            Unless the context of this Sponsor Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Sponsor Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(ii)            Unless the context of this Sponsor Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(iii)            Unless the context of this Sponsor Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(iv)            The language used in this Sponsor Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(v)            References to “$” or “dollar” or “US$” shall be references to United States dollars and references to “£” or “sterling” or “pounds” “GBP$” shall be references to the United Kingdom pound sterling. Amounts shall be converted from United States dollars to U.K. pounds sterling (and vice versa) based on the 5-day VWAP of the exchange rate as published on Bloomberg ending on the Business Day prior to such conversion.

(vi)            Whenever this Sponsor Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

17.            Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Page Follows]

Sincerely,

SPONSOR:

CHURCHILL SPONSOR VII LLC

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Chief Financial Officer

[Signature Page to AR Sponsor Agreement]

INSIDERS:

By:	/s/ Michael Klein

Name: Michael Klein
Address:	c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

By:	/s/ Andrew Frankle

Name: Andrew Frankle
Address:	c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

By:	/s/ Bonnie Jonas

Name: Bonnie Jonas
Address:	c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

By:	/s/ Mark Klein

Name: Mark Klein
Address:	c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

By:	/s/ Malcolm S. McDermid

Name: Malcolm S. McDermid
Address:	c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

[Signature Page to AR Sponsor Agreement]

By:	/s/ Karen G. Mills

Name: Karen G. Mills
Address:	c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

By:	/s/ Stephen Murphy

Name: Stephen Murphy
Address:	c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

By:	/s/ Alan M. Schrager

Name: Alan M. Schrager
Address:	c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

By:	/s/ Jay Taragin

Name: Jay Taragin
Address:	c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

[Signature Page to AR Sponsor Agreement]

Acknowledged and Agreed:

CHURCHILL CAPITAL CORP VII

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Chief Financial Officer

[Signature Page to AR Sponsor Agreement]

Acknowledged and Agreed:

Polaris Pubco Plc

By:	/s/ Nicholas James Cattell
Name: Nicholas James Cattell
Title: Director

[Signature Page to AR Sponsor Agreement]

Annex A

	Founder Shares	Private Placement Warrants
Sponsor	34,500,000	32,600,000
Michael Klein*	—	—
Andrew Frankle**	—	—
Bonnie Jonas**	—	—
Mark Klein	—	—
Malcolm S. McDermid	—	—
Karen G. Mills**	—	—
Stephen Murphy**	—	—
Alan M. Schrager**	—	—
Jay Taragin	—	—

* Michael Klein may be deemed to beneficially own the Founder Shares and Private Placement Warrants owned by Churchill Sponsor VII LLC.

**Andrew Frankle, Bonnie Jonas, Karen G. Mills, Stephen Murphy and Alan M. Schrager, all of whom are directors, each has an economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of his or her direct or indirect ownership of membership interests in the Sponsor, but does not beneficially own any Founder Shares or Private Placement Warrants. Ms. Jonas was recused from board consideration of this transaction and executes this document in her capacity as an investor only and not in her capacity as a director.

Annex A